SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   March 1, 2009

EP GLOBAL COMMUNICATIONS, INC.

 (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-30797	14-1818396
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

c/o Exceptional Parent Magazine

416 Main Street, Johnstown, PA 15901

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(814) 361-3860

 (ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2009, pursuant to a written consent of the majority of the Board of Directors (the “Board”) of EP Global Communications, Inc. (“EP Global”), Matthew Winter was appointed as a member of the Board. As a result of this appointment, EP Global now has seven (7) directors, all of whom are independent.

Matthew Winter, Age 52, Director

Since 2006, Mr. Winter have been serving as President and CEO of American General Life Companies (“American General”), the marketing name for the insurance companies and affiliates comprising the domestic life operations of American International Group, Inc. American General insurers offer a broad spectrum of fixed and variable life insurance, annuities and accident and health products to serve the financial and estate planning needs of customers throughout the United States.

Prior to joining American General, he served as an Executive Vice President and a member of the office of the CEO for MassMutual Financial Group (“MassMutual”) from 1996 to 2006. As head of MassMutual, he had responsibility for the Individual Life, Annuity, Disability Income, Long Term Care, Large Corporate markets and Structured Settlements Businesses, the Income Management Group, the Trust Company, the Career Agency System and the Broker and Dealers.

Mr. Winter currently serves as the chairman of the board of directors of the Houston Food Bank and is a member of the board of directors of Houston Grand Opera.

Mr. Winter obtained his B.A. from University of Michigan in 1979, J.D. from the Albany Law School of Union University, and a master of laws degree from the University of Virginia School of Law. In 2001, he completed Harvard Business School’s Advanced Management Program. He is holder of NASD Series 7, 24 and 63 registrations.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EP Global Communications, Inc.
Date: March 16, 2009	/s/ Joseph M. Valenzano, Jr.
By: Joseph M. Valenzano, Jr.
President and Chief Executive Office